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                                                                    EXHIBIT 99.1

REPUBLIC INDUSTRIES, INC. BECOMES AUTONATION, INC.

New Name an Important Step Forward in Building National Auto Retail Brand

FORT LAUDERDALE, Fla., April 6 /PRNewswire/ -- Republic Industries, Inc., America's largest automotive retailer, announced today that it has changed its corporate name to "AutoNation, Inc." The move signals the Company's intent to make the "AutoNation" brand the pre-eminent national retail name in automotive sales, service and rental.

Co-Chief Executive Officer Steven R. Berrard said the "AutoNation" name underscores the Company's intent to focus its efforts exclusively on the automotive retail and rental businesses. The new name will also support the Company's efforts to transform its network of automotive dealerships into a national retail operation that shares support staff, best practices and operating processes.

"This is all part of our rapid and continuing development as a national retailer and marketer," said Mr. Berrard. "Just 27 months ago, we set out to partner with many of the leading automotive retailers in America. Today, we have a national network of 380 franchised automotive dealerships. Now the time has come to put it all together under a national retail brand that stands for trust, innovation, value and service."

With the announcement, the Company's two key operating groups will be known as the "AutoNation Retail Group" and the "AutoNation Rental Group." The Company's used vehicle megastores will continue to do business as "AutoNation USA" megastores. Working with manufacturers, the Company's franchised automotive dealerships are expected to adopt the sub-brand, "An AutoNation Company." The Company's three automotive rental brands -- Alamo Rent-A-Car, National Car Rental and CarTemps USA -- will also adopt the sub-brand. The Company's New York Stock Exchange trading symbol changes to "AN," effective with the opening of trading today.

Separately, AutoNation's 1998 revenues of $17.5 billion ranked it 83rd on the 1999 Fortune 500 list of America's largest companies, 68 places higher than a year earlier.

AutoNation, Inc. is the world's largest automotive retailer with more than 380 new vehicle franchises in 20 states and 45 AutoNation USA used vehicle megastores in 13 states. Its automotive rental units include Alamo Rent-A-Car, Inc., National Car Rental Systems, Inc. and CarTemps USA, which combined have operations nationally and in more than 65 countries.


SOURCE  AUTONATION, INC.
CO: REPUBLIC INDUSTRIES, INC.; AUTONATION, INC.